Exhibit 10.38

                       Revised Memorandum of Understanding
               Agreement to Jointly Develop a 2 by 50 Tons Per Day
                  Plant for the Treatment of Industrial Wastes
                                In Taipei, Taiwan

between

IDM Environmental Corp. - 396 Whitehead Ave. South River, NJ 08882, USA

Hao Ching Technology Consultants, Inc. - 13200 Campus Drive, Oakland, CA 94619, USA


                                             Hereinafter, collectively, IDM Asia

and

Five - Nines Technology Company - No. 15 7, Lane 182, Sec 2 Wen Hwa Road, Pang Chiao, Taipei County, Taiwan, R.O.C.

                                                        Hereinafter Five - Nines

Whereas,

1. The Republic of China has an urgent need to develop permanent solutions to deal with a serious environmental and social problems presented by the ever increasing and accumulated volumes of industrial wastes. To this end, the government of Taiwan has instituted policies, legislation and regulations to encourage (and simplify) the private sector development of waste processing and waste to energy facilities. Among the regulations instituted is the requirement that any electric power produced from cogeneration (or waste to energy plants) must be purchased by the utility for a minimum equivalent of $0.04 per kw-hr.

2. Five - Nines and IDM Asia have expressed a keen and urgent interest in developing a facility to process industrial wastes from Taipei City, Taipei County and other locations within Taiwan as secured by Five - Nines through their core waste handling and disposal business.

3. IDM Asia brings engineering and construction expertise and resources as well as access to proprietary technology for the processing of a wide range of conventional, industrial and hazardous wastes and thus has a deep interest in developing waste to energy facilities in partnership with Five
     - Nines .

Therefore, the parties agree as follows:

1. Five - Nines and IDM Asia agree to establish a Joint Venture partnership for the development of waste to energy and waste processing facilities in Taiwan for sites owned by and designated by Five - Nines.


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2.   The facility  will be jointly  developed  and owned by both  parties,  each party sharing the project risks and rewards in accordance with the following ownership structure: Five - Nines will own 60% of the Project and IDM Asia will own the remaining 40%. The Parties recognize, and agree, that Five - Nines also brings an additional, unique and essential benefit to the Project in the form of its existing waste contracts, contacts within the industry and access to the waste with the highest value to the project. As such, the Parties agree that these benefits entitle Five - Nines to an additional level of ownership percentage over and above that corresponding to the value of its cash (or cash equivalent) equity contribution to the project. The Parties agree that the value of this benefit will be up to 5% The attached Conceptual Project description provides a tabulation of the value of the equity investments envisioned by both parties. The parties agree that this ownership breakdown will be subject to revision if there are any changes to the value of equity investment contributions from either party following completion of the feasibility study.

3. As presently envisioned the equity contributions from each party will be based in accordance with the following activities and provisions:

          a.   Five - Nines  will  contribute  the  land  for the  project.  The
               parties   currently    estimate   that   this   contribution   is
               approximately $ 5.0 million USD (160 million NTD).

          b. IDM Asia will contribute the equipment for generating thermal and electrical energy that will be sourced from its inventory of power generating equipment. The parties estimate that the value of the power equipment and technical services is approximately $
               4.3 million USD (138 million NTD).

     The value of these equity contributions will be verified by third party appraisals to be performed during the feasibility study phase.

4. Based on current estimates of the Project costs described in the attached Conceptual Project Description, the Parties agree that the project will be financed by securing third party (non-recourse) project financing for the costs of the project net of the equity contributions described in # 3 above. The Parties estimate that the amount to be financed will be approximately $ 13 million USD (416 million NTD).

5. The role of each Party in this joint venture partnership is envisioned as follows:

          a. Five - Nines will have majority ownership of the plant(s) and will provide the land and the contracts for waste processing in accordance with established tipping and processing fees.

          b. IDM Asia will be responsible for the design, construction and start-up and operation of the plant(s).


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          c.   Five - Nines and IDM Asia will work  together  to secure the most advantageous terms for third-party project financing for the project(s).

6. Five Nines will retain majority ownership of the plant(s) with a 60 % equity interest in the project(s). IDM Asia will have a 40% equity interest in the project(s), subject to the provisions of # 2 above. The equity contributions are in accordance with the provisions described in # 3

7. The Parties agree to develop this project in a mutually exclusive fashion and that neither party will commit to bring in any other equity partner without the express consent and approval of the other party. The Parties further agree not to circumvent each other. Five - Nines agrees not to contact any suppliers of waste to energy or waste processing technologies or any contractors or engineering companies in regards to these projects without the express knowledge and consent of IDM Asia. IDM Asia agrees not to contact any waste handling and disposal companies or incinerator developers without the express consent and approval of Five - Nines.

8. Upon execution of this MOU, Five - Nines and IDM agree to immediately begin the development of a detailed feasibility study. The feasibility study will build upon the Conceptual Project Description (attached to this MOU) and will include the following major tasks:

          a.   Waste fuel  profile and  analysis for  Industrial  Solid  Wastes,
               Industrial   solvents   and  other   liquid   wastes   and  other
               (non-hazardous) organic products and Industrial waste sludges.

          b. Develop a more detailed preliminary design of the facility, including a more refined and detailed project cost estimate and project schedule.

          c. Develop the preliminary technical and environmental data required to initiate discussions and submittals to secure the required Taiwan EPA and Ministry of Construction permits. Review all applicable regulations and requirements and will include the development of a draft Environmental Impact Assessment (EIA).

          d. Develop the required technical and design information required for submittals to the Taiwanese Government_s Energy Committee to secure government approval as a _co-generator._ Following this approval, the parties will initiate discussions with Taipower to secure a long-term (e.g. 20 year) Power Purchase Agreement (PPA) in accordance with the provisions of the Taiwanese Cogeneration Law (requiring that Taipower purchase the electric power produced by approved cogeneration facilities).

          e. Based on the project design developed above, a detailed financial analysis and profile will be developed as a basis to begin discussions with potential sources of third-party financing.


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               The costs for the feasibility study will be shared by the parties in accordance with the equity ownership breakdown described in # 3 above with IDM Asia taking the lead responsibility for the development of this study and financing its share of the costs with in-kind contribution for engineering. The costs associated with the development of the feasibility study will be carefully tabulated and controlled and fully reported to the Parties. Prior to commencing the performance of the feasibility study the parties will establish a cost structure for engineering manhours and out-of-pocket (e.g. travel) expenses that will be considered allowable costs on the project. Based on a monthly review of the expenditures of each party associated with the feasibility study, the parties agree to reinburse each other in accordance with the breakdown of equity ownership breakdown described in # 3 above. The parties currently estimate that the total cost of this feasibility study will not exceed $ 300,000 USD (9.6 million
               NTD).

9. The parties acknowledge that in connection with the development of the project disclosures will be made by Five - Nines to IDM Asia and by IDM Asia to Five - Nines , orally and in writing, of a wide variety of information and documents, a substantial part of which is confidential and proprietary in nature (_Confidential Information_). The Confidential Information is of special and unique order and constitutes valuable assets. Accordingly, the parties agree that, prior to the closing of the project agreement, the Confidential Information will be held in strict confidence at all times, provided that in furtherance of the project, the parties may make the Confidential Information available to their respective agents and advisors and to a limited number of financial institutions and other investors and their agents and advisors (_Institutions_), each of which shall agree to hold the Confidential Information in strict confidence. In the event discussions concerning the project are terminated for any reason, the parties and their respective agents and advisors and the institutions and their agents and advisors will continue to maintain in strict confidence and will not use any of the Confidential Information learned from the other party.


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IN WITNESS  WHEREOF,  the  parties  hereto  have  executed  this  Memorandum  of
Understanding on this _______ day of February,1998


IDM  ENVIRONMENTAL CORP                             Five - Nines


Name:                                                Name:
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HAO CHING TECHNOLOGY CONSULTANTS,  INC.

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